As filed with the Securities and Exchange Commission on February 12, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMI CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

The Republic of the Marshall Islands	52-2098714
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

ONE STATION PLACE, STAMFORD, CT 06902
(Address of Principal Executive Offices)(Zip Code)

 OMI CORPORATION 2003 STOCK INCENTIVE PLAN
(Full Title of the Plan)

FREDRIC S. LONDON, ESQ
OMI CORPORATION
ONE STATION PLACE
STAMFORD, CT 06902
(203) 602-6700
(Telephone Number, Including Area Code, of Agent For Service)

With Copies To:
ROBERT L. CLARE III, ESQ.
COUDERT BROTHERS LLP
1114 AVENUE OF THE AMERICAS
NEW YORK, NY 10036

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.50 per share (and related Rights (the “Rights”) with the shares of Common Stock)	4,000,000 (and an equal number of Rights)	$9.495	$37,980,000	$4812.07

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sales prices per share of Common Stock of OMI Corporation as reported on the New York Stock Exchange on February 5, 2004.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            OMI Corporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Our Commission filings are available over the Internet at the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005, on which our common stock is traded. You may also read and copy any document OMI Corporation files with the Commission at its public reference facilities:

Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549

500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

233 Broadway, 13th Floor, New York, New York 10279

            You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.

            The following information heretofore filed by OMI with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended, is incorporated herein by reference:

    (a)   OMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

    (b)   OMI’s Prospectus filed with the Commission pursuant to Rule 424(b)(3) on December 23, 2003;

    (c)   OMI’s Quarterly Report on Form 10-Q for the period ended March 31, 2003;

    (d)   OMI’s Quarterly Report on Form 10-Q for the period ended June 30, 2003;

    (e)   OMI’s Quarterly Report on Form 10-Q for the period ended September 30, 2003;

    (f)   OMI’s Current Reports on Form 8-K filed on April 23, 2003, July 23, 2003, September 9, 2003, September 26, 2003, October 14, 2003, October 22, 2003, November 13, 2003, November 14, 2003 and November 24, 2003;

    (g)   OMI’s Proxy Statement for the 2003 annual meeting of stockholders;

    (h)   OMI’s Form of Common Stock Certificate, Articles of Association, and By-laws in its Registration Statement on Form S-1 filed with the Commission on May 15, 1998, Registration Statement No. 333-52771; and

    (i)   The description of the Common Stock contained in its Registration Statements on Form 8-A, May 15, 1998, as amended on June 17, 1998 and the description of the Rights currently traded with the Common Stock contained in OMI’s Registration Statement on Form 8-A, dated December 14, 1998, filed under Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

            All documents that OMI filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the date those documents were filed.

            You may request a copy of these filings, at no cost, by writing or telephoning OMI at: Corporate Secretary, OMI Corporation, One Station Place, Stamford, Connecticut 06902, telephone: (203) 602-6700.

ITEM 4. DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

            The legality of the shares of Common Stock offered here has been passed upon for OMI by Fredric S. London, Esq., OMI’s Senior Vice President, Secretary and General Counsel. Mr. London beneficially owns 366,408 shares of Common Stock of OMI.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Marshall Islands law provides that with respect to legal actions against a person because that person is or was a director or officer of a corporation, that corporation (i) must indemnify that person for expenses of litigation when that person is successful on the merits; (ii) may indemnify that person for expenses, judgments, fines and amounts paid in settlement of litigation (other than in an action by or in right of the corporation), even if that person is not successful on the merits, if that person acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, had no reason to believe that conduct was unlawful); and (iii) may indemnify such person for the expenses of a suit by or in the interest of the corporation, even if such person is not successful on the merits, if such person acted in good faith and in a manner which that person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification may be made if such person has been found to be liable of negligence or misconduct in the performance of his duties to the corporation unless the court in which the action was brought determines that, despite the finding of liability, that person is fairly and reasonably entitled to indemnity for such expenses. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that that person is not entitled to indemnification. Our articles of incorporation and by-laws limit personal liability of directors and officers to the fullest extent permitted by Marshall Islands law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8. EXHIBITS.

            See Index to Exhibits.

ITEM 9. UNDERTAKINGS.

(a) OMI hereby undertakes:

           (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                    (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by OMI pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of OMI pursuant to the provisions described in Item 6, or otherwise, OMI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by OMI of expenses incurred or paid by a director, officer or controlling person of OMI in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, OMI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 12, 2004.

OMI Corporation (Registrant)

By:	/s/ Craig H. Stevenson, Jr.

Craig H. Stevenson, Jr.
Chief Executive Officer and Chairman of the Board

By:	/s/ Kathleen C. Haines

Kathleen C. Haines
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

            Each person whose signature appears below constitutes and appoints Fredric S. London and Kathleen C. Haines and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) to this registration statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

SIGNATURE	TITLES	DATE

/s/ Craig H. Stevenson, Jr Craig H. Stevenson, Jr.	Chief Executive Officer and Chairman of the Board	February 12, 2004

/s/ Kathleen C. Haines Kathleen C. Haines	Senior Vice President, Chief Financial Officer and Treasurer	February 12, 2004

/s/ Robert Bugbee Robert Bugbee	Director	February 12, 2004

/s/ James N. Hood James N. Hood	Director	February 12, 2004

/s/ Michael Klebanoff Michael Klebanoff	Director	February 12, 2004

/s/ Donald C. Trauscht Donald C. Trauscht	Director	February 12, 2004

EXHIBIT INDEX

4.1	Form of Common Stock Certificate (incorporated by reference to the Registration Statement on Form S-1 filed by OMI on May 15, 1998, Registration Statement Number 333-52771).

4.2	OMI’s Articles of Association (incorporated by reference to the Registration Statement on Form S-1 filed by OMI on May 15, 1998, Registration Statement Number 333-52771).

4.3	OMI’s By-laws (incorporated by reference to the Registration Statement on Form S-1 filed by OMI on May 15, 1998, Registration Statement Number 333-52771).

4.9	OMI Corporation 2003 Stock Incentive Plan.

5.1	Opinion of Fredric S. London, Esq., regarding the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Fredric S. London, Esq. (included in the opinion constituting Exhibit 5.1).